Third Quarter 2023
Earnings Call
Video Update
Max K. Brodén

November 1, 2023

For more information contact:
Investor and Rating Agency Relations
800.235.2667
aflacir@aflac.com
Aflac Worldwide Headquarters
1932 Wynnton Road
Columbus, GA 31999

Preliminary note: Forward-Looking Information and Non-U.S. GAAP Financial Measures

Forward-Looking Information

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. The company desires to take advantage of these provisions. This transcript contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target,” "outlook" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

The company cautions readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements:

•difficult conditions in global capital markets and the economy, including inflation and the continued effects caused by COVID-19
•defaults and credit downgrades of investments
•global fluctuations in interest rates and exposure to significant interest rate risk
•concentration of business in Japan
•limited availability of acceptable yen-denominated investments
•foreign currency fluctuations in the yen/dollar exchange rate
•differing interpretations applied to investment valuations
•significant valuation judgments in determination of expected credit losses recorded on the Company's investments
•decreases in the Company's financial strength or debt ratings
•decline in creditworthiness of other financial institutions
•concentration of the Company's investments in any particular single-issuer or sector
•major public health issues, including COVID-19 and any resulting or coincidental economic effects, on the Company's business and financial results
•the Company's ability to attract and retain qualified sales associates, brokers, employees, and distribution partners
•deviations in actual experience from pricing and reserving assumptions
•ability to continue to develop and implement improvements in information technology systems and on successful execution of revenue growth and expense management initiatives
•interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems
•subsidiaries' ability to pay dividends to the Parent Company
•inherent limitations to risk management policies and procedures
•operational risks of third party vendors
•tax rates applicable to the Company may change
•failure to comply with restrictions on policyholder privacy and information security
•extensive regulation and changes in law or regulation by governmental authorities
•competitive environment and ability to anticipate and respond to market trends
•catastrophic events, including, but not limited to, as a result of climate change, epidemics, pandemics (such as COVID-19), tornadoes, hurricanes, earthquakes, tsunamis, war or other military action, terrorism or other acts of violence, and damage incidental to such events
•ability to protect the Aflac brand and the Company's reputation
•ability to effectively manage key executive succession
•changes in accounting standards
•level and outcome of litigation
•allegations or determinations of worker misclassification in the United States

Non-U.S. GAAP Financial Measures and Reconciliations

This document includes references to the Company’s financial performance measures which are not calculated in accordance with United States generally accepted accounting principles (U.S. GAAP) (non-U.S. GAAP). The financial measures exclude items that the Company believes may obscure the underlying fundamentals and trends in insurance operations because they tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with insurance operations.

Definitions of the Company’s non-U.S. GAAP financial measures and applicable reconciliations to the most comparable U.S. GAAP measures are provided in the presentation slides that accompany this transcript.

Due to the size of Aflac Japan, where the functional currency is the Japanese yen, fluctuations in the yen/dollar exchange rate can have a significant effect on reported results. In periods when the yen weakens, translating yen into dollars results in fewer dollars being reported. When the yen strengthens, translating yen into dollars results in more dollars being reported. Consequently, yen weakening has the effect of suppressing current period results in relation to the comparable prior period, while yen strengthening has the effect of magnifying current period results in relation to the comparable prior period. A significant portion of the Company’s business is conducted in yen and never converted into dollars but translated into dollars for U.S. GAAP reporting purposes, which results in foreign currency impact to earnings, cash flows and book value on a U.S. GAAP basis. Management evaluates the Company's financial performance both including and excluding the impact of foreign currency translation to monitor, respectively, cumulative currency impacts and the currency-neutral operating performance over time. The average yen/dollar exchange rate is based on the published MUFG Bank, Ltd. telegraphic transfer middle rate (TTM).

Max K. Brodén
Q3 2023 CFO Video Update
November 1, 2023

Thank you for joining me as I provide a financial update on Aflac Incorporated's results for the third quarter of 2023.

For the third quarter, adjusted earnings per diluted share increased 27.8% year over year to $1.84 , with a $0.06 negative impact from FX in the quarter. With this being the third quarter under the new LDTI accounting regime, we evaluate our reserve assumptions for morbidity, persistency and mortality at least annually to see if an update is needed. If necessary, these assumptions will be unlocked on a prospective basis, as they were in this quarter, leading to remeasurement gains of $205 million. Variable investment income ran $13 million, or $0.02 per share, below our long-term return expectations. We also wrote down certain software intangibles in our U.S. segment impacting our results by $0.04 per share.

Adjusted book value per share including foreign currency translation gains and losses increased 10.3%, and the adjusted ROE was 15.6%, a significant spread to our cost of capital. Overall, we view these results in the quarter as solid.

Starting with our Japan segment, net earned premium for the quarter declined 2.8%, reflecting the impacts of paid up policies, our January 1st reinsurance transaction and deferred profit liability. Lapses were somewhat elevated but within our expectations. However, if adjusting for all these factors, the earned premium declined an estimated 1.7%.

Japan’s total benefit ratio came in at 65.1% for the quarter, down 170 basis points year over year, and the third sector benefit ratio was 54.8%, down approximately 460 basis points year over year. We continue to experience favorable actual to expected on our well-priced, large and mature in-force block. We estimate the impact from remeasurement gains to be 260 basis points favorable to the benefit ratio in Q3. Long-term experience trends, as it relates to treatment of cancer and hospitalization, continue to be in place, leading to continued favorable underwriting experience.

Persistency remained solid with a rate of 93.5%, but was down 80 basis points year over year. With product refreshments, we tend to experience some elevation in lapses as customers update and refresh their coverage, which was the case with the recently refreshed cancer and first sector products.

Our expense ratio in Japan was 19.0%, down 100 basis points year over year, driven primarily by good expense control and to some extent, by expense allowance from reinsurance transactions and a DAC commission true-up. For the full year, we would expect to end up towards the low end of our expense ratio range of 20 to 22%.

Adjusted net investment income in yen terms was up 7.2%, as we experienced higher yields on our USD-denominated investments and related favorable FX, and a return on our Alternatives portfolio more in line with long-term return expectations. This was offset by transfer of assets due to reinsurance.

In the quarter, we reduced our FX forwards and increased FX put options notional, leading to lower run-rate hedge costs and a more efficient use of our investment risk capital.

The pretax margin for Japan in the quarter was 32.8%, up 350 basis points year over year; a very good result for the quarter.

Turning to U.S. results, net earned premium was up 3.2%. Persistency increased 80 basis points year over year to 78.7%. This is a function of poor persistency quarters falling out of the metric and stabilization across numerous product categories, especially Group voluntary benefits.

Our total benefit ratio came in lower than expected at 35.9%, a full 890 basis points lower than Q3 2022. We estimate that remeasurement gains impacted the benefit ratio by 12.1 percentage points in the quarter. Claims utilization remained subdued, and as we incorporate more recent experience into our reserve models, we have released some reserves. For the full year, we now estimate our benefit ratio to be materially below our outlook range of 47 to 50%. Excluding remeasurement gains, however, we are tracking well within the 47 to 50% outlook range.

Our expense ratio in the U.S. was 40.6%, up 70 basis points year over year. This includes a 190 basis points impact from a software intangibles writedown. Adjusting for this writedown, we are trending in the right direction.

Our growth initiatives – group life & disability, network dental and vision and direct to consumer – increased our total expense ratio by 330 basis points. We would expect this impact to decrease over time as these businesses grow to scale and improve their profitability. For the full year, we now expect our expense ratio to come in slightly above our outlook range of 37 to 40%.

Adjusted net investment income in the U.S. was up 13.0%, mainly driven by higher yields on both our fixed and floating rate portfolios, and variable investment income in the quarter more in line with long-term return expectations.

Profitability in the U.S. segment was solid, with a pretax margin of 28.8%, driven primarily by the remeasurement gains from unlocking.

As you know, the commercial real estate markets are going through their worst cycle in decades, especially in the office sub-sector. We are seeing most property values quoted down 25 to 40%, but some distressed situations are driving market values down as much as 60%, far exceeding the 35 to 40% declines of the financial crisis. Our total commercial real estate watchlist remains approximately $1.0 billion, with around two-thirds of these in active foreclosure proceedings. As a result of these current low valuation marks, we increased our CECL reserves associated with these loans by $34 million this quarter. We also moved two properties into real estate owned, which resulted in a $53 million write-down. We do not believe the current distressed market is indicative of the true intrinsic economic value of the underlying properties currently undergoing a foreclosure process. We continue to believe our ability to take ownership of these quality buildings and manage them through this cycle will allow us to maximize our recoveries.

In our corporate segment, we recorded a pretax loss of $49 million, which is somewhat smaller than a year ago primarily due to our reinsurance transaction. Adjusted net investment income was $8 million lower than last year due to an increased volume of tax credit investments. Higher rates began to earn in, and amortized hedge income increased. These tax credit investments impacted the corporate net investment income line for U.S. GAAP purposes negatively by $64 million with an associated credit to the tax line. The net impact to our bottom line was a positive $3.8 million in the quarter. To date, these investments are performing well and in line with expectations.

We are continuing to build out our reinsurance platform and I am pleased with the outcome and performance. In Q4 we intend to execute another tranche with similar structure and economics to our first transaction from January this year.

Our capital position remains strong, and we ended the quarter with an SMR above 1,000% in Japan, and our combined RBC, while not finalized, we estimate to be greater than 650%. Unencumbered holding company liquidity stood at $3.3 billion, $1.6 billion above our minimum balance. These are strong capital ratios, which we actively monitor, stress and manage to withstand credit cycles as well as external shocks. U.S. stat impairments were $4 million, and Japan FSA impairments, JPY 2.9 billion, or roughly $20 million. This is well within our expectations and with limited impact to both earnings and capital.

Leverage remains at a comfortable 18.8%, just below our leverage corridor of 20% to 25%. The decline in the quarter is primarily driven by the weakening yen. As we hold approximately two-thirds of our debt denominated in yen, our leverage will fluctuate with movements in the yen/dollar rate. This is intentional and part of our enterprise hedging program –- protecting the economic value of Aflac Japan in U.S. dollar terms.

We repurchased $700 million of our own stock and paid dividends of $248 million in Q3, offering good relative IRR on these capital deployments. We will continue to be flexible and tactical in how we manage the balance sheet and deploy capital in order to drive strong risk-adjusted ROE with a meaningful spread to our cost of capital.

Thank you for your time and attention. I look forward to discussing our results in further detail on tomorrow's earnings call.